rVue Holdings, Inc. Publishes Letter to Shareholders

CEO Jason Kates Provides Update on rVue’s Efforts to Build a Foundation for Profitable Growth

FT. LAUDERDALE, Fla., Sep. 15, 2011 /PRNewswire/ -- rVue, Inc., a subsidiary of rVue Holdings, Inc. (OTCBB:RVUE.OB), announced today that the Company has published a letter to shareholders.

The body of the letter follows, but interested parties can also read the letter at our website at: A Message to You.

September 15, 2011

Dear Fellow Shareholder:

I want to take this opportunity to update you on how rVue is building a foundation for profitable growth for our shareholders.

2011 is a transformative year for rVue as our Company is rapidly evolving and taking advantage of the enormous opportunities we see in our marketplace. We have a solid management team in place and an outstanding group of employees who are developing our technology, supporting our products and providing what we believe to be unparalleled service to our customers. Our board of directors is savvy, experienced and an invaluable asset to management as we continue to grow the Company.

We operate in the dynamic and explosively growing Digital Out-of-Home Place Based Media (DOOH) marketplace and believe there are substantial opportunities to expand our reach with the technology we have developed and the partnerships into which we have been entering. Our goal is to become the world’s leading ad exchange and content distribution platform for this rich digital media.

We have taken a proven, scalable business model for making money in online internet advertising and have applied it to the DOOH ad space by integrating electronic display networks into a unique online solution. Advertisers and their agency partners can use the rVue demand side platform (DSP) to deliver advertising that specifically targets consumer demographics in highly-specified markets or geographic areas all the way down to individually-addressable screens in over 35 different venue types, including in malls, stadiums, health clubs, and medical offices and on digital billboards.

Digital Out-of-Home is outpacing other advertising media with projected double-digit compound annual growth rates (CAGR) over the coming years. PQ Media’s “Global Digital Out-of-Home Media Forecast 2011-2015” shows that DOOH spending, including digital place-based networks, billboards and signage, grew 15.1% in 2011 to $2.1 billion. In addition, MAGNAGLOBAL forecasts 15.2% CAGR from 2011 to 2016, roughly three times the growth for overall advertising media.

DOOH media are estimated to currently consist of over one million digital video screens used for targeted advertising purposes in the domestic U.S. alone. Located in such recognized venues as Times Square, on digital billboards and in local movie theaters, this growing media can also be found in elevators, gas station pumps, medical offices, restaurants, retail environments, kiosks and other public environments. If it were possible to sell all of the advertising space on the domestic screens, it is estimated that this would equate to approximately $15 billion gross ad dollars annually.

We are well positioned to exploit this opportunity, and we currently have two significant means to do so within the rVue platform:
1)	rVue Ad Exchange and,
2)	rVue Direct

rVue Ad Exchange
The rVue Ad Exchange connects advertisers and their agency partners with third party DOOH media or networks. rVue enables advertisers to reach relevant audiences easily and efficiently. Our mission in developing the rVue DSP is to accelerate the DOOH buying process, thus creating substantial revenue opportunities for our network and advertising partners as well as rVue.

Today, our platform connects us with 662,000 screens in over 107,000 locations, a 56% increase from 424,000 screens in 68,000 locations in the early part of 2011. Meanwhile, daily impressions have grown to over 240 million today, up 140% from 100 million in the same time period. By bringing the buyers and sellers together, we are clearly positioning rVue to become THE marketplace for DOOH.

Last month, we greatly expanded our reach to agencies with the formation of a strategic channel partnership with a national technology firm that is behind some of the world's most successful advertising agencies, media specialists, media owners, advertisers, PR firms, and direct response and recruitment agencies. The rVue Ad Exchange platform has been fully integrated into this national firm’s own technology platform, and the rVue DSP will be offered as one of the services to its end user agencies, which provides a transparent and seamless experience for the end user. This partnership dramatically increases the market reach for rVue and opens up a huge new channel for us. We look forward to updating you on the success of this partnership as it evolves from this early stage.

rVue Direct
rVue Direct represents a significant evolution of the rVue DOOH platform. With rVue Direct, we have taken the underlying technology of the rVue DSP and expanded it to create new revenue share opportunities with our network partners. We believe we are just beginning to exploit the capabilities of our core technology and that rVue Direct is just one of many new revenue opportunities we expect to leverage as we continue to advance our platform.

With a growing connection to hundreds of thousands of digital screens, rVue Direct can target specific venues, demographics, geographies and mindsets with smartphone-based interactive content such as music, coupons and consumer products.

rVue has recently formed relationships with the following organizations to capitalize on the power of rVue Direct, and we expect to add substantially to this blue chip list of partners over the short- and long-term:
•	Amazon
•	Groupon
•	Scan and Jam™ and,
•	Global Information Services

rVue Direct serves as a hub for network operators to log in, browse content offerings and download to their respective playlists. Consumers interact with the content by way of QR (Quick Response) Codes for purchases, which results in an agreed upon revenue share between the network operators and rVue. Again, we are excited about the potential of this huge channel that we just now are beginning to tap into.

Our focus is on accelerating profitable growth. As our location, screen and daily impression numbers indicate over the last several months, we are experiencing tremendous momentum. As the rVue platform gains traction with advertisers and agencies, we expect to generate additional revenue in 2011 for placing advertising for DOOH networks by or through rVue. Our DSP is fully operational and requires minimal additional operating expenditures which should deliver disproportionate operating income as revenue scales.

We expect that revenue initiatives started in the second quarter of 2011 will yield results by the end of 2011. We are confident that the infrastructure and resources we are adding will allow us to drive additional revenue going forward and further scale our business model to support our growth and profitability. As we advance our strategic vision to offer best-in-class technology, operations and creative solutions, we will continue to look for opportunities to expand our technology and market presence. We value your confidence in our ability to take rVue to the next level and create additional shareholder value.

Sincerely,

Jason Kates
Chief Executive Officer

“Year to date, rVue management has made great strides in developing the rVue DSP and expanding its revenue potential with rVue Direct,” commented Michael Mullarkey, Chairman of the Board of rVue Holdings, Inc. “Digital Out-of-Home Place Based Media is one of the fastest growing forms of advertising media in the world, and we are very excited about the market opportunity we see here. In the coming months, we expect to witness significant traction with our offerings from our advertising customer base and through new sales channels as we pursue these and other new revenue opportunities with our digital screen network partners.”

About rVue:
rVue Holdings, Inc., (OTCBB:RVUE) through its wholly-owned subsidiary rVueTM, Inc., is an advertising technology company which includes the only demand-side platform for planning, buying and managing Digital Out-of-Home and Place-Based Media. The platform connects advertisers with DOOH networks to streamline campaign management, content distribution, analytics and billing.  For more information, please visit www.rvue.com.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described.  The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to, the Risk Factors and other information set forth in the Company's Annual Report on Form 10-K filed on March 1, 2011 and in our other filings with the Securities and Exchange Commission.

CONTACT INFORMATION:

Business and Press Inquiries:
Dawn Rahicki
Chief Marketing Officer
rVue, Inc.
connect@rVue.com
954.356.5442

Investor Inquiries:
Brett Maas
Hayden IR
brett@haydenir.com
646.536.7331

David Fore
Hayden IR
dave@haydenir.com
206.395.2711

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